Issuer Certification.

I, Charles Townsend, certify that:

1.I have reviewed this issuer’s Annual Report of Signature Devices, Inc., a Delaware corporation.

2.Based on my knowledge, this disclosure statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this disclosure statement, and

3.Based on my knowledge, the financial statements, and other financial information included or incorporated by reference in this disclosure statement, present in all material respects the financial condition, results of operations, and cash flows of the issuer as of December 31, 2019 the periods presented in this disclosure statement.

DATED:  August 23, 2021

/s/Charles Townsend

Charles Townsend

Chairman of the Board